EXHIBIT 99

   FOR IMMEDIATE RELEASE                  Contacts:    Mr. Charles R. Ofner
                                                       Reading & Bates
                                                       (281) 496-5000

                                                       Mr. Owen Kratz
                                                       Cal Dive International
                                                       (281) 690-1818


          Reading & Bates Development Co. and Cal Dive International
                  Agree to Cooperate on Deep Water Technology

   January  20, 1997,  Houston, Texas....Reading  & Bates  Development Co., a
   wholly owned subsidiary of Reading & Bates Corporation (RB-NYSE), and Cal Dive International announced agreement to pursue jointly the development of technology to address growing requirements for subsea well intervention services and subsea facilities construction in deep water. The companies will seek term contracts to provide these services and will consider providing new vessels to fulfill such contracts.

   The joint effort will benefit from Reading & Bates' deepwater drilling experience and Cal Dive's subsea construction and support background and will draw on both companies' operating experience with the dynamically positioned service vessels IOLAIR and UNCLE JOHN, respectively. Reading & Bates' IOLAIR is working in the Foinaven field, west of Shetland in the U.K., and Cal Dive's UNCLE JOHN is presently working in the U.S. Gulf of Mexico. Those existing rigs are excluded from this new agreement.

   Paul B. Loyd Jr., Reading & Bates Corporation Chairman, President and CEO said, "We regard this cooperative effort with Cal Dive to be a significant step forward in each of our company's efforts to understand and address the requirements of our customers. Reading & Bates is a world leader in the development of deepwater technology, and we are confident that our efforts to provide our customers with the equipment and services necessary to support their deepwater strategies will help insure our continued long term success."

   Cal Dive International, headquartered in Houston, Texas, is a leading subsea construction contractor and operates a fleet of dynamically positioned monohull and semisubmersible construction support vessels. Cal Dive is also a preferred service provider to Total Offshore Production Systems (TOPS).

   Reading & Bates Corporation is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co. provides, through its TOPS joint venture, a full range of field development contracting alternatives to oil and gas companies, including such services as well construction, deepwater drilling units, production facilities and reservoir risk sharing.

   Total Offshore Production Systems (TOPS) is a joint venture between Reading & Bates Development Co. and INTEC Engineering Inc, which provides turnkey field development from front end engineering through production of first oil. In addition to Cal Dive, TOPS is supported by preferred suppliers Cooper Cameron, Kvaerner FSSL and Son-Sub.

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